Exhibit 10.3
LAS VEGAS SANDS CORP.
5420 S. Durango Drive
Las Vegas, Nevada 89113

March 3, 2026
Randy Hyzak

Re:     Terms of Continued Employment

Dear Randy:
This letter agreement (this “Agreement”) sets forth the terms and conditions of the continued employment of Randy Hyzak (“Executive”) with Las Vegas Sands Corp., a Nevada corporation (“LVSC” or the “Company”), as agreed upon by Executive and the Company (“Parties”).  Now therefore, for valuable consideration and intending to be legally bound, the Parties agree as follows:
Section 1.    Prior Employment Agreement.  Effective as of March 2, 2026 (the “Effective Date”), the existing at-will employment arrangement between Executive and the Company shall terminate, and Executive shall be employed by the Company pursuant to the terms of this Agreement; provided, that Executive shall not forfeit any right to any earned and unpaid compensation for services rendered prior to the Effective Date. Except as provided in the preceding sentence, effective as of the Effective Date, this Agreement will constitute the entire agreement between the Company and Executive with respect to all terms and conditions of Executive’s employment. Any surviving terms of the prior employment letter agreement between the Company and Executive, effective as of January 26, 2021, as amended effective as of January 1, 2024 and terminated as of March 1, 2026 (the “Prior Employment Agreement”), shall terminate and be of no further force and effect; provided, that Executive shall not forfeit Executive’s right to any outstanding stock options or other equity awards, all of which shall continue in effect in accordance with their terms.
Section 2.    Duties and Responsibilities. Executive shall serve in the capacity of and have such powers, duties and responsibilities as are generally associated with the office of Executive Vice President and Chief Financial Officer, and other such duties as assigned by the Company’s Chief Executive Officer (the “CEO”). In this capacity, Executive shall report directly to the CEO, as well as to the Board of Directors of LVSC (the “Board”), consistent with law.
Section 3.    Performance.  Executive covenants and agrees to faithfully and diligently perform all of the duties of Executive’s employment, devoting Executive’s full business and professional time, attention, energy and ability to promote the business interests of the Company and all its properties.  Executive further agrees that during the period of Executive’s employment with the Company, Executive will not engage in any other business or professional enterprise whatsoever unless the Board shall consent thereto in writing; provided, however, that the foregoing limitation shall not preclude Executive from engaging in civic, charitable, or religious activities or from devoting a reasonable amount of time to the management of personal investments of Executive or Executive’s family (including, without limitation, real estate and public and private securities and any investment previously disclosed to the Board as of the Effective Date) that do not unreasonably interfere or conflict with the performance of Executive’s duties under this Agreement.

Section 4.    Vacation and Holidays.  Executive shall be entitled to vacations and holidays as provided in the Company’s flex day policy as in effect from time to time, but no less than four weeks of paid vacation leave per year, at such times as may be requested by Executive and reasonably approved by the Company.
Section 5.    Term. The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall expire on March 2, 2031 (the “Term”), unless sooner terminated as provided under the terms of this Agreement.
Section 6.    Licensing Requirement. Executive is presently licensed as an officer or casino key employee or similar position (the “Licenses”) by the gaming authorities with jurisdiction over the Company or its affiliates (collectively, the “Gaming Authorities”), pursuant to the provisions of the applicable gaming laws and regulations of those jurisdictions. Executive agrees, at the Company’s sole cost and expense, to cooperate with the Gaming Authorities to maintain the Licenses in full force and effect and in good standing.  Executive further agrees to apply for any additional licenses as a casino key employee (or similar position), at the Company’s sole cost and expense, in any jurisdiction in which the Company’s officers or casino key employees are required to be licensed.
Section 7.    Base Salary and Annual Bonus.
(a)    As of the Effective Date and throughout the duration of the Term, Executive shall receive a gross base annual salary of not less than $1,350,000 subject to applicable withholdings and deductions (such salary, as it may be increased from time to time, the “Base Salary”), payable in substantially equal installments every two weeks, or otherwise in accordance with the Company’s regular payroll practices.
(b)    Executive will be eligible for an annual cash incentive award (“Bonus”) under the Las Vegas Sands Corp. Executive Cash Incentive Plan (as may be amended or replaced from time to time) in which the Company’s senior executives participate for each calendar year of the Term (with a target Bonus of 200% of Base Salary), subject to the achievement of performance criteria established by the Compensation Committee of the Board (the “Compensation Committee”).  The actual amount of the Bonus for each such calendar year shall be determined by the Compensation Committee after consultation with the CEO.  The Bonus for any calendar year shall be payable at the same time as annual bonuses are paid to other senior executives of the Company, but no later than March 15 of the year immediately following the calendar year to which the Bonus relates, subject to Executive’s continued employment through the payment date except as otherwise provided in Sections 11(b), 12(a) and 13(a).
Section 8.    Equity Awards. In each calendar year during the Term while Executive is employed by the Company, the Compensation Committee will grant Executive equity awards under the LVSC Amended and Restated 2004 Equity Award Plan (the “2004 Plan”) or a successor plan, which may be in the form of time-based restricted stock units, performance-based restricted stock units, stock options or other alternatives based on shares (the “Shares”) of LVSC common stock (“Common Stock”). Such annual equity awards will be granted in a target amount equal to 250% of Executive’s Base Salary as determined in good faith by the Compensation Committee (the “Annual Equity Award”). The Annual Equity Award for each calendar year during the Term shall be granted following the first meeting of the Compensation Committee during the calendar year to which such Annual Equity Award relates (at the time when equity incentive awards are granted to other employees of the Company, but in no event later than March 15 of such year). Except as otherwise provided herein, the Annual Equity Awards shall be subject to the terms and conditions of the 2004 Plan (or a successor plan) and the Company’s applicable form of award agreement for its senior executives. If elected by Executive, the Company shall withhold Shares sufficient to cover the minimum statutory withholding taxes due in connection with the vesting of any Annual Equity Award. The Annual Equity Awards and all outstanding stock options and other equity-based awards shall be referred to herein as the “Equity Awards.”
Section 9.    Employee Benefit Plans. During the Term, Executive shall be entitled to participate in any fringe, group health, medical, dental, hospitalization, life, accident, disability insurance or other welfare plans, and any tax-qualified pension, tax-qualified profit sharing or tax-qualified retirement plans, which may be placed in effect or maintained by the Company for the benefit of its employees generally, or for its senior executives, subject to all restrictions and limitations contained in such plans or established by governmental regulation.  In addition to the foregoing, Executive shall be entitled to participate in such executive retirement and capital accumulation plans as may be established, sponsored or maintained by the Company and in effect from time to time for the benefit of its senior executives.
Section 10.    Expense Reimbursement. Executive is authorized to incur such reasonable expenses as may be necessary for the performance of Executive’s duties hereunder in accordance with the policies of the Company as established and in effect from time to time. The Company will reimburse Executive for all such authorized expenses upon submission of an itemized accounting and substantiation of such expenditures adequate to secure for the Company a tax deduction for the same, in accordance with applicable Internal Revenue Service guidelines.
Section 11.    Termination by Company; Termination by Executive for Good Reason. The Company may terminate Executive’s employment hereunder for Cause (as defined below).  The Company may terminate Executive’s employment without Cause (and other than due to death or Disability, as defined below) upon 30 days’ advance written notice.  Executive may terminate Executive’s employment for Good Reason (as defined below). The restrictions set forth in Sections 17 and 18 shall continue to apply following any termination of employment under Section 11(a). The restrictions set forth in Section 17 (but not in Section 18) shall continue to apply following any termination of employment under Section 11(b).
(a)    In the event the Company terminates Executive’s employment for Cause, Executive shall be entitled to receive: (i) Base Salary at the rate in effect at the time of the termination through the date of termination of employment; (ii) reimbursement for expenses incurred but not paid prior to such termination of employment, subject to the conditions of Section 10; and (iii) vested benefits under the applicable employee benefit plans and programs of the Company, according to the terms and conditions of such plans and programs (the “Accrued Benefits”).
(b)    In the event that the Company terminates Executive’s employment without Cause (and other than due to death or Disability), or Executive terminates Executive’s employment for Good Reason, Executive shall be entitled to receive: (i) the Accrued Benefits; (ii) an amount equal to the sum of (x) Executive’s Base Salary plus (y) Executive’s target Bonus for such calendar year, paid over 12 months following Executive’s termination of employment in accordance with the Company’s normal payroll practices; (iii) any unpaid Bonus for the calendar year preceding the date of termination of employment, regardless of the general requirement to remain employed through the payment date; (iv) a pro-rata target Bonus for the year of termination of employment; (v) immediate vesting of all Equity Awards previously granted to Executive prior to the Effective Date; (vi) treatment of all Equity Awards granted to Executive on or following the Effective Date according to the terms and conditions of such Equity Awards; and (vii) continued participation in the health and welfare benefit plans of the Company and employer contributions to non-qualified retirement plans and deferred compensation plans, if any, for 1 year following the date of termination; provided, that the Company’s obligation to provide such benefits shall cease at the time Executive and Executive’s covered dependents become eligible for comparable benefits from another employer.
(c)    To the extent that the health and welfare benefits provided for in Section 11(b)(vii) are not permissible after termination of employment under the terms of the benefit plans of the Company then in effect (and cannot be provided through the Company’s paying the applicable premium for Executive under COBRA), the Company shall pay Executive such amount as is necessary to provide Executive, after tax, with an amount equal to the cost of acquiring, for Executive and Executive’s spouse and dependents, if any, on a non-group basis, for the required period, those health and other welfare benefits that would otherwise be lost to Executive and Executive’s spouse and dependents as a result of Executive’s termination.  Any amount payable under this Section 11(c) shall be determined as soon as practicable following termination of employment and shall be paid to Executive within 60 days following termination of employment.
(d)    “Cause,” as used herein, shall mean:  (i) conviction of a felony or of a crime involving misappropriation of any material funds or material property of the Company, its subsidiaries or affiliates;

(ii) commission of fraud or embezzlement with respect to the Company, its subsidiaries or affiliates; (iii) any material act of dishonesty relating to Executive’s employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates; (iv) use of alcohol or drugs that renders Executive materially unable to perform the functions of Executive’s job or carry out Executive’s duties to the Company; (v) a material breach of this Agreement by Executive; (vi)  any act or acts of serious and willful misconduct (including disclosure of confidential information) that is likely to cause a material adverse effect on the business of the Company, its subsidiaries or affiliates; or (vii) the withdrawal with prejudice, denial, revocation or suspension, due to personal unsuitability, after the expiration of any appeal period, of the Licenses by the Gaming Authorities; provided, that, with respect to (iv), (v) and (vi) above, the Company shall have first provided Executive with written notice stating with specificity the acts, duties or directives Executive has committed or failed to observe or perform, and Executive shall not have corrected the acts or omissions complained of within 30 days of receipt of such notice.
(e)    “Good Reason,” as used herein, shall mean the occurrence of any of the following without Executive’s prior written consent: (i) the Company’s removal of Executive from the position of Executive Vice President and Chief Financial Officer of LVSC; (ii) any other material adverse change in Executive’s status, position, privileges, duties, responsibilities as Executive Vice President and Chief Financial Officer of LVSC or location of LVSC’s principal office (which shall include, without limitation, Executive’s ceasing to be Chief Financial Officer of a publicly-traded company or any adverse change in the reporting relationship described in this Agreement); or (iii) a material breach by the Company of its obligations to Executive under this Agreement or any plan documents or agreements of the Company defining equity awards or employee benefit plan or program rights of Executive.  No purported termination for Good Reason shall be effective unless (A) Executive delivers a written notice of termination (specifying in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason) to the Company within 90 days following Executive’s first obtaining actual knowledge that facts or circumstances constituting Good Reason exist and (B) the Company fails to cure such facts and circumstances within 30 days after such written notice of termination is delivered by Executive to the Company. Executive must terminate Executive’s employment within 125 days following Executive’s first obtaining actual knowledge that facts or circumstances constituting Good Reason exist for such termination to be a termination for Good Reason for purposes of this Agreement.
Section 12.    Qualifying Termination Following a Change in Control. In the event that (i) a “Change in Control” occurs, as that term is defined in the 2004 Plan (or any successor plan) or, if more broadly defined than in the 2004 Plan, as defined in the laws or by the courts of the State of Nevada (a “Change in Control”) and (ii) the Company terminates Executive’s employment without Cause (other than due to death or Disability) or Executive terminates Executive’s employment for Good Reason, in each case within 24 months following the occurrence of such Change in Control:
(a)    Executive shall be entitled to receive, promptly following the date of such termination, (i) the Accrued Benefits; (ii) a lump sum payment equal to 2 times the sum of (x) Executive’s Base Salary plus (y) Executive’s target Bonus; (iii) any unpaid Bonus for the calendar year preceding the date of termination of employment, regardless of the general requirement to remain employed through the payment date; (iv) a pro-rata target Bonus for the year of termination of employment; (v) immediate vesting of all Equity Awards previously granted to Executive prior to the Effective Date; (vi) treatment of all Equity Awards granted to Executive on or following the Effective Date according to the terms and conditions of such Equity Awards; and (vii) continued participation in the health and welfare benefit plans of the Company and employer contributions to non-qualified retirement plans and deferred compensation plans, if any, for 2 years following the date of termination; provided, that the Company’s obligation to provide such benefits shall cease at the time Executive and Executive’s covered dependents become eligible for comparable benefits from another employer; and provided further, that if the Change in Control does not satisfy the definition of a “change in control event” pursuant to Section 409A (as defined below), then to the extent necessary to avoid accelerated taxation and/or tax penalties under Section 409A, the applicable portion of the payment referred to in subclause (ii) of this Section 12(a) shall be paid ratably over the same time period and in the same manner that payments under Section 11(b)(ii) would have been made. The restrictions set forth in Sections 17 and 18 shall continue to apply following such termination of employment under this Section.

(b)    To the extent that the health and welfare benefits provided for in Section 12(a)(vii) are not permissible after termination of employment under the terms of the benefit plans of the Company then in effect (and cannot be provided through the Company’s paying the applicable premium for Executive under COBRA), the Company shall pay Executive such amount as is necessary to provide Executive, after tax, with an amount equal to the cost of acquiring, for Executive and Executive’s spouse and dependents, if any, on a non-group basis, for the required period, those health and other welfare benefits that would otherwise be lost to Executive and Executive’s spouse and dependents as a result of Executive’s termination.  Any amount payable under this Section 12(b) shall be determined as soon as practicable following termination of employment and shall be paid to Executive within 60 days following termination of employment.
Section 13.    Termination Due to Death or Disability. Executive’s employment hereunder shall terminate upon the occurrence of Executive’s death. The Company may terminate Executive’s employment due to Disability. The restrictions set forth in Section 17 (but not in Section 18) shall continue to apply following the termination of employment due to Disability.
(a)    In the event of a termination of Executive’s employment due to death or Disability, Executive or Executive’s estate, as the case may be, shall be entitled to receive: (i) the Accrued Benefits; (ii) continuation of Base Salary for 12 months following termination of employment, less any Company-provided short-term disability insurance proceeds Executive receives during such period in the event termination of Executive’s employment is due to Disability, and less any life insurance proceeds Executive receives from any Company-paid life insurance policies in the event of Executive’s death; (iii) any unpaid Bonus for the calendar year preceding the date of termination of employment, regardless of the general requirement to remain employed through the payment date; (iv) immediate vesting of all Equity Awards previously granted to Executive prior to the Effective Date; and (v) treatment of all Equity Awards granted to Executive on or following the Effective Date according to the terms and conditions of such Equity Awards.
(b)    “Disability,” as used herein, shall mean that, during Executive’s employment with the Company, Executive shall, in the opinion of an independent physician selected by agreement between the Board and Executive, become so physically or mentally incapacitated that Executive is unable to perform the duties of Executive’s employment for an aggregate of 180 days in any 365-day consecutive period or for a continuous period of six consecutive months.
Section 14.     Post-Termination Treatment of Equity Awards. Except as otherwise provided in this Agreement and, with respect to any Equity Awards granted to Executive on or after the Effective Date (other than as set forth in Section 18(e)), the exercise, vesting and termination of outstanding Equity Awards following termination of Executive’s employment shall be governed by the 2004 Plan (or any applicable successor plan) and the terms of the applicable award agreements.
Section 15.    Timing of Certain Payments. Subject to Sections 16 and 19: (a) any amounts payable under Section 11(a)(i), 11(b)(i), 11(b)(iii), 11(b)(iv), 12(a)(i), 12(a)(ii), 12(a)(iii), 12(a)(iv), 13(a)(i) or 13(a)(iii) shall be paid as soon as practicable, and in any event within 30 days following termination of employment; and (b) any reimbursements for expenses incurred under Section 11(a)(ii), 11(b)(i), 12(a)(i) or 13(a)(i) (to the extent such reimbursements are treated as deferred compensation subject to Section 409A) shall be paid as soon as practicable following submission of the claims but in any event not later than the calendar year following the calendar year in which Executive’s separation from service occurs.
Section 16.    Release. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments to which Executive is entitled under Section 11, 12 or 13 (in excess of those otherwise required by law or the terms of any benefit plan, program or arrangement) are conditional upon and subject to Executive’s execution (or in the case of death, Executive’s estate’s execution) of the General Release substantially in the form attached hereto as Exhibit A (which form may be reasonably modified to reflect changes in the law subsequent to the Effective Date). Executive shall execute and deliver such General Release within 60 days following termination of employment and, except as otherwise provided in Section 19, any payments that are subject to the execution of such General Release shall commence to be paid on the 8th day following execution (and non-revocation by Executive) of such General Release (with the first such installment, as applicable, to include any prior unpaid installments).
Section 17.    Confidentiality.
(a)    Executive agrees that Executive will hold in strictest confidence and, without the prior express written approval of the Board, will not disclose to any person, firm, corporation or other entity, any confidential information which Executive has acquired or may hereafter acquire during Executive’s employment by the Company pertaining to the business or affairs of the Company or any of its subsidiaries or affiliates, including but not limited to (a) proprietary information or other documents concerning the Company’s or its subsidiaries’ or affiliates’ policies, prices, systems, methods of operation, contractual arrangements, customers or suppliers; (b) the Company’s or its subsidiaries’ or affiliates’ marketing methods, credit and collection techniques and files; or (c) the Company’s or its subsidiaries’ or affiliates’ trade secrets and other “know how” or information concerning its business and affairs not of a public nature. The covenant and agreement set forth in this Section shall apply during Executive’s employment by the Company and shall survive termination of this Agreement, and Executive’s employment hereunder, for any reason and shall remain binding upon Executive without regard to the passage of time or other events. Nothing in this Agreement is intended to prevent Executive from disclosing trade secrets in confidence to federal, state, and/or local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive may also disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Further, nothing in this Agreement or any agreement Executive has with the Company or any of its affiliates will (i) prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any possible violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company or any of its affiliates or (ii) prohibit Executive from reporting possible violations of United States federal laws or regulations to any governmental agency or entity; filing a charge with, communicating with, or responding to inquiries from any such entities; making other disclosures that are protected under the whistleblower provisions of United States federal, state or local law or regulation, including the provisions and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or limit Executive’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency.
(b)    In addition to the obligations set forth in Section 17(a), Executive agrees that (i) if requested by the Company, Executive will personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company (with the Company reimbursing Executive for reasonable and necessary out-of-pocket costs and expenses incurred in connection therewith); (ii) Executive will promptly notify the CEO and the Company’s legal department, in writing, upon receipt of any requests from anyone other than an employee or agent of the Company for information regarding the Company which could reasonably be construed as being proprietary, non-public or confidential, or if Executive becomes aware of any potential claim or proposed litigation against the Company; (iii) Executive will refrain from providing any information related to any claim or potential litigation against the Company to any person who is not a representative of the Company without the Company’s prior written permission, unless required to provide information pursuant to legal process; and (iv) if required by law to provide sworn testimony regarding any matter related to the Company, Executive will consult with and have Company designated legal counsel present for such testimony (with the Company being responsible for the costs of such designated counsel), and Executive will cooperate with the Company’s attorneys to assist their efforts, especially on matters Executive has been privy to, holding all privileged attorney-client matters in strictest confidence.
(c)    During all periods of employment and in perpetuity thereafter, Executive agrees that he shall neither cause to be made or offered, nor make or offer any slanderous, denigrating, disparaging or malicious comments, remarks, statements or opinions regarding Sheldon G. Adelson, the estate of Sheldon G. Adelson, the Company, its subsidiaries or affiliates, or any of their respective predecessors or successors, or any individuals or entities that to Executive’s knowledge are current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, in their capacities as such, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided, that nothing herein shall or shall be deemed to prevent or impair Executive from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested or otherwise complying with any subpoenas or other judicial or governmental requests for information. Executive further understand that nothing herein shall prevent him from exercising his rights under Nevada Assembly Bill No. 248 (2019) or Nevada Assembly Bill No. 60 (2021).
Section 18.    Restrictive Covenants. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and affiliates and accordingly agrees as follows, except as specifically provided in Sections 11 and 13:
(a)    During Executive’s employment with the Company and for a period of one (1) year from the date of termination of employment for any reason (the “Restriction Period”), Executive shall not directly or indirectly, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, own, manage, finance, operate, control or otherwise engage or participate in any manner or fashion in, any casino, or any hotel with a casino, in (i) Clark County, Nevada (including, without limitation, the City of Las Vegas), (ii) the Macau Special Administrative Region of The People’s Republic of China, (iii) Japan, (iv) Korea, (v) Vietnam, (vi) Singapore, (vii) Thailand or (viii) any other location in which the Company or any of its affiliates is doing business or has made substantial plans to commence doing business, in each case at the time of Executive’s termination.
(b)    In addition to, and not in limitation of, the provisions of Section 18(a), Executive agrees, for the benefit of the Company and its affiliates, that during the Restriction Period, Executive shall not, directly or indirectly, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, on Executive’s behalf or on behalf of any other person or entity other than the Company or its affiliates (i) solicit or induce, or attempt to solicit or induce, directly or indirectly, any person who is, or during the six months prior to the termination of Executive’s employment with the Company was, an employee or agent of, or consultant to, the Company or any of its affiliates to terminate its, his or her relationship therewith (it being understood that general advertising or solicitation, including the use of employment websites, not directed specifically at employees or agents of or consultants to the Company, shall not be deemed to violate this provision), or (ii) hire any person who is, or during the six months prior to the termination of Executive’s employment with the Company was, an employee, agent of or consultant to the Company or any of its affiliates.
(c)    Executive understands that the provisions of this Section 18 may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company, but Executive nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to Executive, and (v) the consideration provided hereunder is sufficient to compensate Executive for the restrictions contained in this Section 18.  In consideration of the foregoing and in light of Executive’s education, skills and abilities, Executive agrees that Executive shall not assert that, and it should not be considered that, any provisions of Section 18 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.
(d)    It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 18 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(e)    In the event that Executive materially violates any of the restrictive covenants set forth in Section 18(a) or 18(b), in addition to any other remedy which may be available (i) at law or in equity, (ii) pursuant to any other provision of this Agreement or (iii) pursuant to any applicable Equity Award agreement, all outstanding stock options to purchase shares of Common Stock and other unvested equity awards granted to Executive shall be automatically forfeited effective as of the date on which such violation first occurs.
Section 19.    Section 409A; Section 280G.
(a)    For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. In addition, for purposes of this Agreement, to the extent necessary to avoid accelerated taxation and/or tax penalties under Section 409A, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be deemed to refer to “separation from service” within the meaning of Section 409A (without application of any alternative definitions permitted thereunder) and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.
(b)    It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In this regard, the provisions of this Section 19 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. The Company and Executive agree to negotiate in good faith to make amendments to this Agreement as the Parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for Executive’s account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.
(c)    Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for Executive’s benefit under any Company-sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by Executive to the Company.
(d)    Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments under Section 11, 12 or 13 that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six months after the date of Executive’s “separation from service” or, if earlier, Executive’s date of death. Following any applicable 6-month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. In addition, for a period of six months following the date of separation from service, to the extent that the Company reasonably determines that any of the benefit plan coverages described in Section 12 may not be exempt from U.S. federal income tax, Executive shall in advance pay to the Company an amount equal to the stated taxable cost of such coverages for 6 months. At the end of such six-month period, Executive shall be entitled to receive from the Company a reimbursement of the amounts paid by Executive for such coverages.
(e)    For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.

(f)    To the extent that any reimbursements pursuant to Section 11, 12 or 13 are taxable to Executive, any such reimbursement payment due shall be paid as promptly as practicable, and in all events on or before the last day of the taxable year following the taxable year in which the related expense was incurred. Any such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.
(g)    Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a Change in Control or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would not be deductible (in whole or part) by the Company or any affiliate making such payment or providing such benefit as a result of Section 280G of the Code, then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), the Total Payments shall be reduced (if necessary, to zero) in the manner specified below; provided, however, that such reduction shall only be made if (i) the amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (ii) the amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of the excise tax imposed under Section 4999 of the Code on such unreduced Total Payments). If it is determined that the Total Payments should be reduced in accordance with this Section 19(g), then such reduction shall be applied in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) of this Section 19(g).
Section 20.    Miscellaneous.
(a)    Assignment and Assumption.  This Agreement is personal to Executive and shall not be assignable otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
(b)    Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if sent via a national overnight courier service or by certified mail, return receipt requested, postage prepaid, addressed to the Parties as follows:

If to Executive, to the address on file with Human Resources
If to the Company, to:
Las Vegas Sands Corp.
5420 S. Durango Drive
Las Vegas, Nevada 89113
Attn: Global General Counsel
or to such other address as any party shall request of the others by giving notice in accordance with this Section.
(c)    No Waiver. The failure of either Party to insist upon a strict performance of any of the terms or provisions of this Agreement on any occasion, or to exercise any option, right, or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such or any other term, provision, option, right, or remedy, but the same shall continue and remain in full force and effect. No waiver by either Party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such Party.
(d)    Severability; Integration. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.  Subject to Section 1, this Agreement constitutes the entire agreement between the Parties as of the date hereof and supersedes all previous agreements and understandings between the Parties with respect to the subject matter hereof, including the Prior Employment Agreement.
(e)    Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of Nevada, without reference to the principles of conflict of laws thereof.
(f)    JURY TRIAL WAIVER.  THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, IS LITIGATED OR HEARD IN ANY COURT.
(g)    Dispute Resolution.
(i)    Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 17 or 18 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  In addition, and without limiting Section 18(e) hereof, the Company shall be entitled to immediately cease paying any amounts remaining due or providing any benefits (including the continued vesting of equity awards) to Executive pursuant to Section 11, 12 or 13 if Executive has violated any provision of Section 17 or 18.
(ii)    Executive and the Company agree that, except for any claim that is non-arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them that cannot be resolved by mediation, including, without limitation, disputes arising under or in connection with this Agreement, Executive’s employment with, and/or separation from, the Company; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction for injunctive relief in connection with any alleged actual or threatened violation of any provision of Sections 17 or 18 of this Agreement. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering such judgment or seeking injunctive relief with regard to Sections 17 or 18 of this Agreement, the Company and Executive hereby consent to the jurisdiction of the state courts located in Clark County, Nevada; provided, that damages for any alleged violation of Sections 17 or 18 of this Agreement, as well as any claim, counterclaim or cross-claim brought by the Executive or any third-party in response to, or in connection with any court action commenced by the Company seeking said injunctive relief shall remain exclusively subject to final and binding arbitration as provided for herein. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction, venue and any defense of inconvenient forum.  Thus, except for the claims carved out above, this agreement to arbitrate applies to all common-law and statutory claims (whether arising under federal state or local law), including, but not limited to, any claim for breach of contract, fraud, fraud in the inducement, unpaid wages, wrongful termination, and gender, age, national origin, sexual orientation, marital status, disability, or any other protected status.
With the exception of an action seeking equitable relief, any dispute concerning this Agreement will be settled by mediation to be conducted by the American Arbitration Association (“AAA”). If mediation is unsuccessful in resolving the dispute(s), the parties to the dispute(s) agree to settle the matter by binding arbitration before a panel of three (3) arbitrators under the Federal Arbitration Act (9 U.S.C. §§ 1, et seq.) conducted by the AAA in accordance with its then-current Employment Arbitration Rules and Mediation Procedure (the “Rules”). A copy of the Rules is available online at https://www.adr.org/sites/default/files/document_repository/EmploymentRulesWeb.pdf or Executive may request a copy from Human Resources. Executive also agrees that all claims against the Company must be brought in Executive’s individual capacity and not as a plaintiff or class member in any purported class or representative proceeding. By signing this Agreement, Executive and the Company acknowledge that the right to a court trial and trial by jury is of value, and knowingly and voluntarily waive those rights for any dispute subject to the foregoing arbitration provision.
(iii)    The reasonable legal fees and expenses of the prevailing party in any dispute shall be paid or reimbursed by the losing party.  If there is no prevailing party, then each party shall be responsible for its own fees and expenses.
(iv)    Any court action under this Agreement shall be brought under seal to the extent permitted by the court in order to maintain the confidentiality of the matter as well as the confidentiality of the decision and award, any personal information and the confidentiality of any information which any Party is required to keep confidential pursuant to this Agreement or any other agreement involving the Parties.  Each Party to any such judicial action shall make every effort in any pleadings filed with the court and in Executive’s or its conduct of any court litigation to maintain the confidentiality of any personal information and any information which any Party is required to keep confidential pursuant to this Agreement or any other agreement involving the Parties.  To this end, the court shall, inter alia, be informed of the confidentiality obligations of this Agreement and shall be requested that the proceedings be heard privately, and that any decision, opinion or order issued by the court be written in such a manner as to protect the confidentiality of any information which is required to be kept confidential pursuant to this Agreement or any other agreement involving the Parties.
(h)    Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(i)    Continuation of Employment. Unless the Parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and Executive’s employment may thereafter be terminated at will by Executive or the Company.
(j)    No Mitigation. Executive shall not be required to mitigate the value of any payments or benefits contemplated by this Agreement, nor shall any such payments or benefits be reduced from any earnings or benefits that Executive may receive from any other source.
(k)    Survival. Section 17 and, except as specifically provided in this Agreement, Section 18, shall survive and continue in full force and effect in accordance with their terms, notwithstanding the termination of this Agreement and Executive’s employment for any reason.
(l)    Amendments.  This Agreement may not be amended, changed or modified except by a written document signed by each of the Parties to this Agreement.

(m)    Indemnification. To the extent not otherwise required by law, the Company’s charter or bylaws or a written indemnification agreement between the Company and Executive, the Company will consider in good faith, and consistent with the Company’s past practices, requests by Executive for indemnification against claims arising from Executive’s conduct in the course and scope of Executive’s employment under this Agreement and for advancement of expenses reasonably incurred in defending against such claims.
(n)    Headings. Section headings in this Agreement are included for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.
(o)    Counterparts.  This Agreement may be executed in several counterparts, by manual, facsimile or digital signature, each of which counterparts shall be considered an original, but which when taken together, shall constitute one agreement.

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Please indicate your understanding and acceptance of this Agreement by executing both copies below, and retaining one fully executed original for your files and returning one fully executed original to the Company.

Very truly yours,

LAS VEGAS SANDS CORP.
By:	/s/ D. Zachary Hudson
Name: D. Zachary Hudson Title: EVP and Global General Counsel

 I hereby accept the terms of this Agreement and agree to abide by the provisions:

/s/ Randy Hyzak
Randy Hyzak

Exhibit A
General Release
Randy Hyzak (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Executive under that certain letter agreement dated as of March 3, 2026 and effective as of March 2, 2026 (the “Letter Agreement”) by and between Executive and Las Vegas Sands Corp., a Nevada corporation (“LVSC” or the “Company”), does hereby waive, release and discharge the Company, its assigns, each of their respective affiliates, subsidiaries, parents, predecessors and successors, and each of the respective past and present shareholders, employees, officers, directors, representatives and agents of any of them in their capacities as such (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release against the Company Group (i) relating to Executive’s employment with the Company or the termination thereof or Executive’s service as an officer or director of the Company or any subsidiary or affiliate of the Company or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs or (ii) under any agreement between Executive and any member of the Company Group; provided, however, that nothing herein shall release the Company from any of its obligations to Executive under the Letter Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits upon which this General Release is conditioned) or any rights Executive may have to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group or any insurance coverage under any directors and officers insurance or similar policies.
Executive further agrees that this General Release may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by Executive or Executive’s heirs or assigns.  Executive understands and confirms that Executive is executing this General Release voluntarily and knowingly, but that this General Release does not affect Executive’s right to claim otherwise under ADEA.  In addition, Executive shall not be precluded by this General Release from filing a charge with any relevant Federal, state or local administrative agency, but Executive agrees to waive Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.
In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release.  In connection with such waiver and relinquishment, Executive acknowledges that Executive is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein.  Nevertheless, it is the intention of Executive to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein.  The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above.  Nothing in this paragraph is intended to expand the scope of the release as specified herein.

This General Release shall be governed by and construed in accordance with the laws of the State of Nevada, applicable to agreements made and to be performed entirely within such State.
To the extent that Executive is 40 years of age or older, this paragraph shall apply.  Executive acknowledges that Executive has been offered a period of time of at least 21 days to consider whether to sign this General Release and the Company agrees that Executive may cancel this General Release at any time during the seven days following the date on which Executive signs and returns this General Release.  In order to cancel or revoke this General Release, Executive must deliver to the General Counsel of the Company written notice stating that Executive is canceling or revoking this General Release.  If this General Release is timely cancelled or revoked, none of the provisions of this General Release shall be effective or enforceable and the Company shall not be obligated to make the payments to Executive or to provide Executive with the other benefits described in the Letter Agreement that are conditioned upon the execution of this General Release, and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.
Executive acknowledges and agrees that Executive has entered into this General Release knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Executive acknowledges that he has been advised to review this General Release with counsel of his own choice.
IN WITNESS WHEREOF, the undersigned has caused this General Release to be executed on the date indicated below.

Randy Hyzak

Date:

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